EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

WESTROCK COFFEE COMPANY

ARTICLE I.

The name of the corporation is Westrock Coffee Company (the “Corporation”).

ARTICLE II.

The name and address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as it now exists or may hereafter be amended or supplemented.

ARTICLE IV.

A.The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 350,000,000 shares, consisting of: (i) 300,000,000 shares of Common Stock, with the par value of $0.01 per share (“Common Stock”); and (ii) 50,000,000 shares of Preferred Stock, with the par value of $0.01 per share (“Preferred Stock”), of which 24,000,000 shares are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), having the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions set forth in Exhibit A hereto.

B.Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class or series of Common Stock or Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding.

C.Common Stock.

(1)Voting Rights.

(a)Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(b)Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters with the holders of Series A Preferred Stock (pursuant to the terms of Section 7 of Exhibit A) and any other classes of Preferred Stock that are then entitled to vote together with the holders of Common Stock as a single class on all matters.

(2)Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, including Series A Preferred Stock, or any class or series of capital stock having a preference senior to or the right to participate with Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion may determine.

(3)Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock, including Series A Preferred Stock, are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter, the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by such holders; provided, for the avoidance of doubt that the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation or any subsidiary of the Corporation, or any merger, consolidation, statutory exchange or any other business combination transaction of the Corporation or any subsidiary of the Corporation into or with any other person or the merger, consolidation, statutory exchange or any other business combination transaction of any other person shall not be considered to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section IV.C(3).

(4)No Redemption or Sinking Fund Provisions. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

D.Preferred Stock. Shares of Preferred Stock, of which 24,000,000 shares have been designated as Series A Preferred Stock, the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions of which are set forth in Exhibit A hereto, may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to its authority to do so which is hereby expressly vested in the Board of Directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board of Directors providing for the designation and issue of such shares of Preferred Stock.

ARTICLE V.

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VI.

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.Subject to the terms of that certain Investor Rights Agreement, dated April 4, 2022 (as amended or modified from time to time in accordance with its terms, the “Investor Rights Agreement”), by and among the Corporation, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, and Riverview Sponsor Partners, LLC, the Board of Directors shall consist of that number of members as shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”). Subject to the foregoing, the Board shall initially consist of ten (10) directors.

C.The Board of Directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III, with, as of the date hereof, Class I consisting of 3 directors, Class II consisting of 3 directors, and Class III consisting of 4 directors. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of authorized directors shall shorten the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2023; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2024; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2025; provided, further, that the term of each director shall continue until the expiration of the term for which he or she has been elected, and until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. All directors whose terms expire at the annual meetings of stockholders in 2026 and any subsequent annual meeting shall be elected for terms expiring at the next annual meeting of stockholders and shall not be subject to the classification provision of this Section VI.C, and following the annual meeting of stockholders in 2028, the Board of Directors shall no longer be classified.

D.Subject to the Investor Rights Agreement as well as applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum of the Board of Directors, and directors so chosen shall hold office until the expiration of the term of the director whom he or she has replaced or until his or her successor shall have been duly elected and qualified.

E.Subject to the Investor Rights Agreement, until such time as the Board of Directors is declassified, the entire Board of Directors or directors in a class elected for a term of two (2) or three (3) years may be removed from office only for cause, and only by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, at an election of directors duly called pursuant to the By-Laws of the Corporation. Except as set forth in the immediately preceding sentence and subject to the Investor Rights Agreement, any director, or the entire Board of Directors, may be removed from office with or without cause, but only by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, at an election of directors duly called pursuant to the By-Laws of the Corporation.

F.In addition to the powers and authority hereinbefore or by applicable law, including the DGCL, expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and other applicable law, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.

ARTICLE VII.

A.No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

B.Each person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Article VII(B) is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, that except as provided in the By-Laws, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each indemnitee shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses under this Article VII(B) or the By-Laws.

C.Neither any amendment nor repeal of any of the foregoing provisions of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII.

A.The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, any non-employee directors or stockholders or any of their respective affiliates. Without limiting the foregoing, the Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation, its stockholders and any of their respective affiliates in, or in being notified of or offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (ii) any such director’s affiliates, partners, or other representatives (each of the foregoing, a “Covered Person”), unless such matter, transaction or interest is expressly offered to such director solely in his or her capacity as a director of the Corporation. No Covered Person shall have any duty to communicate or offer an Excluded Opportunity to the Corporation or any of its affiliates or stockholders, and no Covered Person shall have any liability to the Corporation, any of its affiliates or stockholders for breach of any duty, as a director or otherwise, by reason of the fact that such Covered Person pursues or acquires an Excluded Opportunity, directs an Excluded Opportunity to another person or fails to present an Excluded Opportunity, or information regarding an Excluded Opportunity, to the Corporation or any of its affiliates or stockholders.

B.Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article VIII.

C.This Article VIII shall not limit any protections or defenses available to, or indemnification rights of, any non-employee director of the Corporation under this Certificate of Incorporation or the Corporation’s By-Laws (as either may be amended from time to time) or applicable law. The renunciation of any interest in or expectancy with respect to any corporate opportunity in this Article VIII shall not be deemed exclusive of or limit in any way any other renunciation of a corporate opportunity by the Corporation or the Board of Directors or protection to which any Covered Person may be or may become entitled under any statute, bylaw, resolution, agreement, vote of stockholders or disinterested directors or otherwise.

D.Neither the alteration, amendment, termination, expiration or repeal of this Article VIII nor the adoption of any provision inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, termination, expiration or repeal.

ARTICLE IX.

Subject to the rights of the holders of any shares of Preferred Stock, including Series A Preferred Stock, the Corporation reserves the right to amend, restate, amend and restate, alter, modify or repeal any provision contained in this Certificate of Incorporation in any manner provided by the DGCL, and all rights conferred upon stockholders are granted subject to this reservation.

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, subject to the rights of the holders of any shares of Preferred Stock, including Series A Preferred Stock, the Board of Directors shall have the power to adopt, amend, restate, amend and restate, alter, modify or repeal the Corporation’s By-Laws (including by merger, consolidation or otherwise), except as provided in the Corporation’s By-Laws. The affirmative vote of at least a majority of the Whole Board shall be required to adopt, amend, restate, amend and restate, alter, modify or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, restated, amended and restated, altered, modified or repealed by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

ARTICLE X.

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s By-Laws (as either may be amended from time to time); (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware). Notwithstanding the foregoing, (i) the provisions of this Article X will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

ARTICLE XI.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the By-Laws or any agreement entered by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provisions held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by applicable law.

ARTICLE XII.

The name and mailing address of the incorporator are as follows:

Name	Mailing Address
Scott Ford	100 River Bluff Drive Suite 210 Little Rock, Arkansas 72202

ARTICLE XIII.

This certificate of incorporation shall be effective as of 12:01 am August 26, 2022.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation as of this 25th day of August, 2022.

By:	/s/ Scott Ford
Name: Scott Ford
Title: Incorporator

EXHIBIT A

SERIES A PREFERRED STOCK TERMS

Exhibit A

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

This exhibit (this “Exhibit”) to the certificate of incorporation (the “Charter”) of Westrock Coffee Company, a Delaware corporation (the “Corporation”), sets forth the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof of the series of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) as follows:

Section 1Designation and Number of Shares. 24,000,000 shares of Preferred Stock are designated as the “Series A Convertible Preferred Stock.” Such number of shares may be increased or decreased by resolution of the board of directors of the Corporation (the “Board of Directors”) or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no increase shall cause the number of authorized shares of Series A Preferred Stock to exceed the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 2General Matters; Ranking. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding up or dissolution, as applicable, of the Corporation, shall rank (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock and (iii) junior to each class or series of Senior Stock.

Section 3Certain Definitions. As used herein, for all purposes of this Exhibit:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Corporation and its Subsidiaries shall not be deemed to be Affiliates of any Holder or any of its Affiliates, and (ii) portfolio companies (as such term is customarily used among institutional investors) in which any Holder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Holder. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Price” means, with respect to an issuance of Common Stock, the Average VWAP of the Common Stock for the ten (10) Trading Days ending on and including the reference date (or if the reference date is not a Trading Day, the ten (10) Trading Days prior thereto) for the pricing of such issuance as specified in the definitive agreement for such issuance, or if no such reference date is specified, the Trading Day immediately preceding the date on which the definitive agreement for such issuance is entered into, or if there is no such definitive agreement, the date when the issuance is made.

“Average VWAP” per share over a certain period means the arithmetic average of the daily VWAP per share for each Trading Day in the relevant period.

“BBH Investor” means BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., and BBH CPV WCC Co-Investment LLC.

“Beneficial Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“By-Laws” means the By-Laws of the Corporation, as they may be amended, modified or restated from time to time.

“close of business” means 5:00 p.m., New York City time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion Price” initially means $11.50 per share of Series A Preferred Stock, which amount is subject to adjustment pursuant to Section 12. Whenever this Exhibit refers to the Conversion Price as of a particular date without setting forth a particular time on such date, such reference shall be deemed to be the Conversion Price as of the close of business on such date.

“Debt Blocker” means any credit agreement or similar arrangement, pursuant to which a bona fide third-party lender provides debt financing to the Corporation or its Subsidiaries, which prevents or restricts the payment of any dividends, distributions, liquidation or dissolution proceeds or any other payment on or redemption of the Series A Preferred Stock, on customary terms for such an agreement for a public company with a similar financial profile as the Corporation when such agreement was entered into.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year; provided that, if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means, in respect of any share of Series A Preferred Stock, the period from and including the Initial Issue Date of such share to but excluding the next

Dividend Payment Date and, subsequently, in each case, the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Board of Directors, or an authorized committee thereof.

A “Fundamental Change” shall be deemed to have occurred, at any time after the Initial Issue Date, if any of the following occurs: the consummation of (i) a sale of all or substantially all of the consolidated assets of the Corporation (including by way of any reorganization, merger, consolidation or other similar transaction); (ii) a direct or indirect acquisition of Beneficial Ownership of more than fifty percent (50%) of the Voting Securities of the Corporation by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than an equityholder of the Corporation immediately prior to the closing of the Merger (as defined in the Investor Rights Agreement) or its Affiliates or any “group” arising out of the Investor Rights Agreement) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction); (iii) a consolidation, merger, reorganization or other form of acquisition of or by the Corporation or other transaction in which the Corporation’s stockholders retain less than fifty percent (50%) of the Voting Securities of the entity resulting from such transaction (including, without limitation, an entity that, as a result of such transaction, owns the Corporation either directly or indirectly through one or more Subsidiaries) upon consummation of such transaction; or (iv) the obtaining by any Person or group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than an equityholder of the Corporation immediately prior to the closing of the Merger (as defined in the Investor Rights Agreement) or its Affiliates or any “group” arising out of the Investor Rights Agreement) of the power to elect a majority of the members of the Board of Directors.

“Fundamental Change Effective Date” shall mean the effective date of the relevant Fundamental Change.

“Fundamental Change Redemption Price” means: (a) with respect to a Fundamental Change in which the consent of Holders of a majority of the Series A Preferred Stock then outstanding is required pursuant to Section 7(b)(iv), the greater of (i) the Liquidation Preference and (ii) the amount of cash and the Fair Market Value of any other property that the Holder would have received if such Holder had converted such share of Series A Preferred Stock into Common Stock immediately prior to such Fundamental Change pursuant to Section 9 (with the deemed Conversion Date for such purpose being the time immediately prior to such Fundamental Change); and (b) with respect to a Fundamental Change in which the consent of Holders of a majority of the Series A Preferred Stock then outstanding is not required pursuant to Section 7(b)(iv), the greater of (i) the Minimum Price and (ii) the amount of cash and the Fair Market Value of any other property that the Holder would have received if such Holder had converted such share of Series A Preferred Stock into Common Stock immediately prior to such Fundamental Change pursuant to Section 9 (with the deemed Conversion Date for such purpose being the time immediately prior to such Fundamental Change).

“Holder” means each Person in whose name shares of Series A Preferred Stock are registered, who shall be treated by the Corporation as the absolute owner of those shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Issue Date” means the first original issue date of the Series A Preferred Stock.

“Initial Liquidation Preference” means, as to any share of Series A Preferred Stock, $11.50 per share.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated April 4, 2022, by and among the Corporation, Westrock Group, LLC, The Stephens Group, LLC, Sowell Westrock, L.P., BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, and Riverview Sponsor Partners, LLC, as amended or modified from time to time in accordance with its terms.

“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior or on parity to the Series A Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding up or dissolution.

“Legally Available Funds” means cash funds that are legally available to the Corporation to pay dividends and make redemption and other payments to the Holders of the Series A Preferred Stock and that are not then restricted by any Debt Blocker.

“Liquidation Preference” means, as to any share of Series A Preferred Stock, the Initial Liquidation Preference of such share, plus any declared but unpaid Dividends on such share, as adjusted pursuant to Section 6(c), if applicable.

“Market Disruption Event” means, on any day when the Common Stock is listed or admitted to trading or quoted on a securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), any of the following events that occurs or continues to exist on such day:

(i) any suspension of, or limitation imposed on, trading by the Relevant Stock Exchange during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session) on the Relevant Stock Exchange on such day, and whether by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange, or otherwise, relating to the Common Stock (specifically or among other shares generally) or to futures or options contracts relating to the Common Stock (specifically or among other shares generally) on the Relevant Stock Exchange;

(ii) any event that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants, during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session) on the Relevant Stock Exchange on such day, to effect transactions in, or obtain market values for, the Common Stock (specifically or among other shares generally) on the Relevant Stock Exchange on such day or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock (specifically or among other shares generally) on the Relevant Stock Exchange on such day; or

(iii) the principal exchange or quotation facility (whether or not the Relevant Stock Exchange) on which futures or options contracts relating to the Common Stock are listed or admitted to trading or quoted fails to open, or closes prior to its respective scheduled closing time, for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours), unless such earlier closing time is announced by such exchange or facility at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such day and (B) the submission deadline for orders to be entered into such exchange or facility for execution at the actual closing time on such day.

“Minimum Price” means $18.50 per share of Series A Preferred Stock, adjusted to take into account any stock split, reverse stock split, stock dividend, combination or similar recapitalization affecting the Series A Preferred Stock following the date hereof.

“NASDAQ” means the securities trading exchange operating under that name operated by NASDAQ OMX Group, Inc., including its Global Select Market, its Global Market and its Capital Market, as applicable to any specific securities.

“Parity Stock” means any class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Permitted Discount” means, as of the determination date with respect to an issuance, the discount to market value customarily provided for an issuance or offering of comparable type and size as such offering, not to exceed fifteen percent (15%).

“Permitted Issuance” means any issuances of Common Stock (i) following the Initial Issue Date in an aggregate amount of up to $200 million in gross proceeds and at a discount to the Applicable Price not in excess of the Permitted Discount, provided that, any issuance that would otherwise qualify as a Permitted Issuance under any of the clauses (ii)-(v) of this definition shall, even if it qualifies as Permitted Issuance under this clause (i), not be counted towards the $200 million threshold in this clause (i); (ii) in connection with any bona fide (x)

business combination transaction, (y) acquisitions of control or assets of another person, business unit or division reasonably related to the business of the Corporation, or (z) partnerships, joint ventures or similar strategic transactions with strategic counterparties, in each case with respect to which the Board of Directors has determined that the consideration being paid by the Corporation is fair to the Corporation; (iii) subject to the terms set forth in Section 4, as a dividend or distribution to the holders of Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock; (iv) the granting or issuance of equity interests, including Common Stock, to directors, officers, employees, consultants, service providers or agents of the Corporation and its Affiliates (x) under benefit plans, programs or other compensatory arrangements of the Corporation or its Affiliates or (y) pursuant to the employment inducement exception to the NASDAQ rules regarding shareholder approval of equity compensation plans, including upon the exercise of stock options, the vesting and settlement of restricted stock unit awards, and the vesting and/or settlement of other awards granted under any such benefit plan, program or arrangement of the Corporation or its Affiliates; or (v) to satisfy the Corporation’s obligation to pay the aggregate Corporation Redemption Price or the aggregate Holder Redemption Price in full for any amount of Series A Preferred Stock not previously called or put (but not only part thereof), in the case of the immediately preceding (x) and (y), which have been approved by the Board of Directors.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Principal Market” means, with respect to any day on which the Common Stock is listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Common Stock is so listed or admitted or so quoted.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Regulatory Entities” means all governmental or self-regulatory authorities in the United States or elsewhere having jurisdiction over the Corporation or any of its Subsidiaries.

“Relevant Stock Exchange” means the NASDAQ or, if the Common Stock is not then listed on the NASDAQ, on the principal other U.S. national or regional securities exchange or quotation facility on which the Common Stock is then listed or admitted to trading or quoted or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading or so quoted.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Senior Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership or membership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in Common Stock generally occurs on the Relevant Stock Exchange; provided that, if the Common Stock is not listed or admitted for trading and are not quoted on any securities exchange or quotation facility, “Trading Day” means any Business Day.

“Transfer Agent” means the Person acting as transfer agent, registrar and paying agent and conversion agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Computershare Trust Company, N.A.

“Voting Securities” means at any time shares of any class of capital stock or other securities of the Corporation that are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, and any evidence of indebtedness, shares of capital stock (other than Common Stock) of the Corporation or other securities (including options, warrants and similar securities) that may be converted into, exercised for, or otherwise exchanged for such shares of capital stock of the Corporation.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price on the Principal Market as displayed by Bloomberg (or its equivalent successor) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the Principal Market on such Trading Day (or if such volume-weighted average price is not available, the market value per share of Common Stock on such Trading Day as determined, or there is no Principal Market for the Common Stock, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose at the Corporation’s sole expense). The VWAP during any period shall be appropriately adjusted to take into account the occurrence during such period of any event described in Section 12.

Other Defined Terms:

Term	Section
Blocked Redemption Event	Section 6(c)
Board of Directors	Section 1
Charter	Preamble
Conversion Date	Section 10(d)
Corporation	Preamble
Corporation Redemption Notice	Section 6(b)
Corporation Redemption Notice Date	Section 6(b)
Corporation Redemption Price	Section 6(b)
Corporation Redemption Right	Section 6(b)
Corporation Reply Notice	Section 6(c)
Covered Repurchase	Section 12(a)(ii)
Dividends	Section 4(b)
Exchange Property	Section 13
Exhibit	Preamble
Fundamental Change Notice	Section 8(b)
Holder Redemption Notice	Section 6(c)
Holder Redemption Notice Date	Section 6(c)
Holder Redemption Price	Section 6(c)
Holder Redemption Right	Section 6(c)
Liquidation Event Payment	Section 5(a)
Participating Dividends	Section 4(b)
PIK Rate	Section 6(c)
Preferred Dividends	Section 4(a)
Preferred Stock	Preamble
Qualifying Stock	Section 8(a)
Reorganization Event	Section 13
SEC	Section 16
Series A Preferred Stock	Preamble
Unit of Exchange Property	Section 13

Section 4Dividends.

(a)Preferred Dividends. With respect to any Dividend Payment Date, the Corporation may pay, out of Legally Available Funds, in its sole discretion, dividends on each share of Series A Preferred Stock in cash (a “Preferred Dividend”), if, as, when and in such amount as authorized by the Board of Directors, or any duly authorized committee thereof; provided that Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward). The record date for payment of Preferred Dividends will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than sixty (60) nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record

Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(b)Participating Dividends. Subject to the rights of holders of any class or series of Senior Stock, the Board of Directors shall declare and the Holders of the Series A Preferred Stock shall receive any cash dividends (the “Participating Dividends”, and together with Preferred Dividends, “Dividends”) that are paid to the holders of the Common Stock to the same extent as if such Holders had converted their Series A Preferred Stock into Common Stock immediately prior to the applicable Record Date and had held such shares of as-converted Common Stock on the applicable Record Date, which such Participating Dividends shall be payable to the Holders as and when paid to the holders of shares of Common Stock. Each Participating Dividend shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on the Record Date. The Corporation shall not declare or pay any cash dividends on any Junior Shares unless the holders of the Series A Preferred Stock then outstanding shall simultaneously receive Participating Dividends.

(c)Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless (x) full Dividends on all outstanding shares of Series A Preferred Stock that have been declared from and including the Initial Issue Date have been paid in full, including, in arrearage, or a sum sufficient for the payment of those Dividends has been or is set aside by the Corporation, (y) no Escalation Event (as defined in the Investor Rights Agreement) is ongoing and (z) if any Fundamental Change has occurred, the requirements of Section 7(b)(iv), if applicable, were satisfied with respect to such Fundamental Change; may not declare any dividend on, or make any distributions relating to, Junior Stock, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock. The foregoing limitation shall not apply to:

(i)any dividend or distribution payable solely in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share;

(ii)purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise) and (y) the payment of cash in lieu of fractional shares;

(iii)purchases or deemed purchases or acquisitions of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock;

(iv)any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a stockholders’ rights plan on customary terms designed to protect the Corporation against unsolicited offers to acquire capital stock of the Corporation or threats thereof or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and

(v)the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash in lieu of fractional shares.

Subject to the foregoing, and not otherwise, such dividends as may be determined by the Board of Directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends other than as provided in Section 4(b).

For so long as any shares of Series A Preferred Stock remain outstanding, if declared Dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all unpaid Dividends as of the end of the most recent Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

Section 5Liquidation, Dissolution or Winding Up.

(a)In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each Holder shall be entitled to receive, per share of Series A Preferred Stock, the greater of (x) the Liquidation Preference and (y) the amount such Holder would be entitled to receive on an as-converted to Common Stock basis if such Holder elected to convert its Series A Preferred Stock immediately prior to such liquidation, winding-up or dissolution pursuant to Section 9 (with the deemed Conversion Date for such purpose being the time immediately prior to such liquidation, winding-up or dissolution) (the greater of clauses (x) and (y), the “Liquidation Event Payment”), to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of debt and other liabilities owed to the Corporation’s creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.

(b)If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the assets of the Corporation available for distribution to the Holders and holders of Parity Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to the Holders and holders of the Parity Stock shall be distributed among and paid to the Holders and holders of the Parity Stock, ratably in proportion to the respective amounts that would be payable to the Holders and such holders of Parity Stock if such assets were sufficient to permit payment in full.

(c)After the payment to any Holder of the full amount of the Liquidation Event Payment, such Holder shall have no right or claim to any of the remaining assets of the Corporation.

(d)The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation or any Subsidiary of the Corporation, or any merger, consolidation, statutory exchange or any other business combination transaction of the Corporation or any Subsidiary of the Corporation into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person (whether or not the Corporation is the surviving or resulting entity) shall not be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

Section 6Redemption.

(a)General. The Series A Preferred Stock is perpetual and has no maturity date. Other than as specifically permitted by this Exhibit or the Investor Rights Agreement, the Corporation may not redeem without the written consent of any Holder, or be required to redeem, any of the outstanding Series A Preferred Stock.

(b)Redemption at the Option of the Corporation. At any time after the date that is five and a half years after the Initial Issue Date, the Corporation shall have the right (the “Corporation Redemption Right”) to redeem, ratably, in whole or, from time to time in part, the shares of Series A Preferred Stock of any Holder then outstanding at a redemption price per share of Series A Preferred Stock (the “Corporation Redemption Price”) equal to the greater of (x) the Liquidation Preference and (y) the product of (i) the number of shares of Common Stock that would have been obtained from converting one share of Series A Preferred Stock pursuant to Section 9 (with the deemed Conversion Date for such purpose being the Corporation Redemption Notice Date and including fractional shares for this purpose) and (ii) the Average VWAP per share of the Common Stock over the ten (10) Trading Day period ending on and including the Trading Day immediately preceding the Corporation Redemption Notice Date. Holders may continue to exercise their right to convert shares of Series A Preferred Stock after the Corporation Redemption Notice Date prior to the date of redemption. The Corporation Redemption Price shall be payable in cash only. Notwithstanding the foregoing, the Corporation will not exercise the Corporation Redemption Right or otherwise send a Corporation Redemption Notice, in respect of the redemption of any Series A Preferred Stock pursuant to this Section 6(b) unless the Corporation has sufficient Legally Available Funds to fully pay the Corporation Redemption Price in respect of all shares of Series A Preferred Stock called for redemption. If fewer than all of the shares of Series A Preferred Stock then outstanding are to be redeemed pursuant to this Section 6(b), then such redemption shall occur on a pro rata basis with respect to all Holders based on the total number of shares of Series A Preferred Stock then held by such Holder relative to the total number of shares of Series A Preferred Stock then outstanding. The Corporation may exercise its right to redeem the Series A Preferred Stock under this Section 6(b) by delivering a written notice (the “Corporation Redemption Notice”) thereof to all of the Holders at each such Holder’s address as it appears in the records of the Corporation or such other address as such Holder shall specify to the Corporation in writing from time to time, and the date the Holders are given such notice is referred to as a “Corporation Redemption Notice

Date.” Such Corporation Redemption Notice shall state (A) the date on which the redemption shall occur, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the Corporation Redemption Notice Date, (B) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed, and (C) the Corporation Redemption Price to be paid on the redemption date. The Corporation Redemption Notice shall contain instructions whereby Holders will surrender to the Corporation or the Transfer Agent, as specified in the Corporation Redemption Notice, certificates (if any) representing all shares of Series A Preferred Stock specified in the Corporation Redemption Notice to be redeemed by the Corporation. On or before the applicable redemption date, each Holder of outstanding shares of Series A Preferred Stock shall, to the extent such shares are certificated, surrender the applicable certificate or certificates representing such shares called for redemption by the Corporation (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation at the place or places specified in the Corporation Redemption Notice, and upon receipt thereof by the Corporation (if such shares are certificated) or if not so certificated, without any action, shall deliver or cause to be delivered to each such Holder, on the redemption date, cash in immediately available funds by wire transfer in an amount equal to the Corporation Redemption Price of the shares of Series A Preferred Stock in respect of which such Holder has complied with such instructions in accordance herewith.

(c)Redemption at the Option of the Holders. At any time after the date that is five and a half years after the Initial Issue Date, each Holder shall have the right, at such Holder’s option (the “Holder Redemption Right”), to require the Corporation, to the extent it shall have Legally Available Funds therefor, to redeem all or any whole number of such Holder’s Preferred Stock in cash only at a redemption price (the “Holder Redemption Price”) per share equal to the greater of (x) the Liquidation Preference and (y) the product of (i) the number of shares of Common Stock that would have been obtained from converting one share of Series A Preferred Stock pursuant to Section 9 (with the deemed Conversion Date for such purpose being the Holder Redemption Notice Date and including fractional shares for this purpose) and (ii) the Average VWAP per share of the Common Stock over the ten (10) Trading Day period ending on and including the Trading Day immediately preceding Holder Redemption Notice Date. On and after the Holder Redemption Notice Date, the Corporation may no longer exercise its right to redeem shares of Series A Preferred Stock pursuant to Section 6(b) with respect to such Holder, prior to the date of redemption of shares subject to the corresponding Holder Redemption Notice. A Holder may exercise its right to redeem the Series A Preferred Stock under this Section 6(c) by delivering a written notice (the “Holder Redemption Notice”) thereof to the Corporation, such date on which a Holder has given such notice being referred to as a “Holder Redemption Notice Date.” The Holder Redemption Notice shall certify (x) such Holder’s address, (y) the number of shares of Series A Preferred Stock held by such Holder and the number of shares of Series A Preferred Stock that such Holder has elected to have redeemed and (z) the Holder’s desired date of redemption, which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent if such notice is sent prior to the five and a half years anniversary of the Initial Issue Date and no earlier than sixty (60) days and no later than ninety (90) days otherwise, or such later date as may be required to comply with the requirements of applicable law. Within fifteen (15) days following the receipt of any Holder Redemption Notice, the Corporation shall deliver a notice to such Holder (the “Corporation

Reply Notice”), at such Holder’s address specified in the Holder Redemption Notice, stating (A) the Holder Redemption Price and (B) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the Holder Redemption Price. On the closing date set forth in any Holder Redemption Notice, the Corporation shall, to the extent of Legally Available Funds, redeem from such Holder (but only upon surrender by such Holder at the Corporation’s office or the Transfer Agent’s office, as specified in the Corporation Reply Notice, of the certificates representing such shares or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), such Holder’s shares of Series A Preferred Stock that such Holder has elected for redemption at a price per share equal to the Holder Redemption Price (to be paid in cash by wire transfer of immediately available funds). If on any applicable closing date for a redemption specified in any Corporation Reply Notice, the Corporation does not have sufficient Legally Available Funds to redeem all shares of Series A Preferred Stock that the Holders have elected to be redeemed, then the Corporation shall ratably redeem the maximum number of shares that may be redeemed with such Legally Available Funds. If the Corporation does not have sufficient Legally Available Funds, or is not otherwise able to satisfy the Holder Redemption Price, on any applicable closing date specified in any Holder Redemption Notice to redeem all shares of Series A Preferred Stock that Holders have elected to be redeemed (the first such occurrence, “Blocked Redemption Event”), the Liquidation Preference on each share of Series A Preferred Stock outstanding following the Blocked Redemption Event shall start accreting daily, based on a 365-day calendar year, at a rate of ten percent (10%) per annum (the “PIK Rate”) from and after such date. Following a Blocked Redemption Event, Holders shall have the right, at such Holder’s option, to require the Corporation, to the extent it shall have Legally Available Funds therefor, to redeem any of such Holder’s outstanding Series A Preferred Stock in cash only on each anniversary of the Initial Issue Date at the Holder Redemption Price by delivering the Holder Redemption Notice at least twenty (20) Business Days prior to such anniversary, which such notice shall specify that the desired redemption date shall be the anniversary date of the Initial Issue Date (or the next Business Day if such day is not a Business Day). Except as set forth in the preceding sentence, the other procedures with respect to a Holder requested redemption shall be the same as those that applied prior to the Blocked Redemption Event. On each subsequent anniversary date of a Blocked Redemption Event, if the Corporation is unable to again redeem all shares of Series A Preferred Stock then requested for redemption because of a Debt Blocker, the PIK Rate shall accrete daily, based on a 365-day calendar year, at an additional two percent (2%) per annum.

(d)Effect of Redemption. Effective immediately on the close of business on the date any Series A Preferred Stock is redeemed pursuant to this Section 6, such redeemed shares of Series A Preferred Stock shall cease to be outstanding and all rights with respect to such redeemed shares shall cease and terminate.

(e)Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 6 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as to a particular series by the Board of Directors pursuant to provisions of the Charter.

(f)Partial Redemption. In the event that shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder are redeemed pursuant to the Corporation Redemption Right or the Holder Redemption Right, upon such redemption and following such Holder’s surrender to the Corporation or the Transfer Agent of certificates (if any) representing such shares of Series A Preferred Stock specified to be redeemed pursuant to this Section 6, the Corporation shall execute and the Transfer Agent shall, at the option of the Holder, countersign and deliver to such Holder, at the expense of the Corporation, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which the Corporation Redemption Right or the Holder Redemption Right, as applicable, were not exercised (or book-entry interests representing such shares).

Section 7Voting Powers.

(a)Voting. Each Holder shall be entitled to the whole number of votes equal to the number of whole shares of Common Stock into which such Holder’s shares of Series A Preferred Stock would be convertible pursuant to Section 9 (with the deemed Conversion Date for such purpose being the record date for the vote or consent of stockholders or, if no record date is established, the date such vote or consent is taken) and shall otherwise have voting rights and consent rights equal to the voting rights and consent rights of the Common Stock to the fullest extent permitted by law. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the By-Laws, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock and the holders of any other class or series of capital stock of the Corporation then entitled to vote with the Common Stock as if they were a single class of securities upon any matter submitted to a vote of the holders of Common Stock, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders, in which case the Holders only shall vote as a separate class.

(b)Other Consent Rights. So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of record of at least a majority in voting power of the outstanding shares of the Series A Preferred Stock (subject to the last paragraph of this Section 7(b)), voting together as a single, separate class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders:

(i)amend, alter or repeal any provision of the Charter, the By-Laws or any other such organizational document of the Corporation that would adversely affect the rights, preferences, privileges, voting power or special rights of the Series A Preferred Stock;

(ii)amend, alter, or supplement the Charter, the By-Laws or any other such organizational document of the Corporation or any provision thereof, or take any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of Senior Stock or Parity Stock, including with respect to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution;

(iii)increase or decrease the authorized number of shares of Series A Preferred Stock or issue shares of Series A Preferred Stock, Parity Stock or Senior Stock after the Initial Issue Date; or

(iv)for so long as the BBH Investor and its controlled Affiliates own at least sixty percent (60%) of the Series A Preferred Stock that the BBH Investor owned as of the Initial Issue Date, consummate any Fundamental Change in which the Holders would receive less than the Minimum Price (on the terms provided therein).

provided, however, that for:

(1)with respect to the occurrence of any of the events set forth in clause (i) above, where in any such event (A) the Series A Preferred Stock remains outstanding with the terms thereof unchanged (except for the modifications permitted by Section 7(c)), or (B) the Holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting power identical to those of the Series A Preferred Stock (except for the modifications permitted by Section 7(c)), or

(2)all purposes of this Section 7(b), the creation and issuance, or increase in the authorized or issued number, of any class or series of Junior Stock,

shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges, voting powers of the Series A Preferred Stock and shall not require the affirmative vote or consent of Holders.

(c)Without the consent of the Holders, so long as such action does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, and limitations and restrictions thereof, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock for the following purposes:

(i)to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Charter (including this Exhibit) that may be defective or inconsistent with any other provision contained in the Charter (including this Exhibit);

(ii)to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of the Charter (including this Exhibit); or

(iii)to make any other change that does not adversely affect the rights of any Holder (other than any Holder that consents to such change).

In addition, without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock in order to file a certificate of correction with respect to the Charter to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

(d)Prior to the close of business on the applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of the Series A Preferred Stock shall not be deemed to be outstanding for any purpose and Holders shall have no rights, powers or preferences with respect to such shares of Common Stock, including voting powers (including the power to vote on any amendment to the Charter that would adversely affect the rights, powers or preferences of the Common Stock), rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series A Preferred Stock other than as set forth in this Exhibit.

(e)The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the By-Laws, applicable law and the rules of any national securities exchange or other trading facility on which the Common Stock are listed or traded at the time.

(f)Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(g)The affirmative vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the provisions of the Charter with respect to the Series A Preferred Stock, and any amendment or waiver of any of the provisions of the Charter approved by such percentage of the Holders shall be binding on all of the Holders.

(h)The Holders may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

Section 8Fundamental Change.

(a)Upon the occurrence of a Fundamental Change, the Corporation shall on the Fundamental Change Effective Date redeem all of the outstanding shares of Series A Preferred Stock for the Fundamental Change Redemption Price. The Corporation shall pay the Fundamental Change Redemption Price in cash, provided that, if all or any portion of the consideration delivered to holders of Common Stock in such Fundamental Change consists of securities, the Corporation (or its successor) may pay a portion of equal proportion, but only of equal portion, of the Fundamental Change Redemption Price in Qualifying Stock, with the fair market value of such Qualifying Stock being determined by the Board of Directors in good faith using reasonable methodologies. “Qualifying Stock” means securities of the Corporation or the acquiring, surviving or resulting entity in such Fundamental Change or the entity controlling any such entity that has voting powers, preferences, privileges and special rights identical to the rights of the Series A Preferred Stock provided herein except for such differences that if made to the Series A Preferred Stock would not require the consent of Holders under Section 7(b)(i) and that is listed on a nationally-recognized stock exchange.

(b)In connection with any Fundamental Change, the Corporation shall provide written notice (the “Fundamental Change Notice”) to Holders of the Fundamental Change no later than the twentieth (20th) Business Day prior to the Fundamental Change Effective Date or such shorter period of time as is practicable under the circumstances. The Fundamental Change Notice shall state:

(i)the event causing the Fundamental Change together with a description of the material facts related to such Fundamental Change;

(ii)the anticipated Fundamental Change Effective Date or actual Fundamental Change Effective Date, as the case may be;

(iii)the expected Fundamental Change Redemption Price and the form in which it will be paid; and

(iv)instructions for the Holders to surrender to the Corporation or the Transfer Agent, as specified in such Fundamental Change Notice, certificates (if any) representing all shares of Series A Preferred Stock held by such Holder.

(c)To receive the Fundamental Change Redemption Price, a Holder must surrender to the Transfer Agent or the Corporation (or its successor), in accordance with the instructions delivered pursuant to Section 8(b)(iv), the certificates representing the shares of Series A Preferred Stock to be redeemed by the Corporation or lost stock affidavits therefor, to the extent applicable. Upon a Fundamental Change, the Corporation (or its successor) shall deliver or cause to be delivered to the Holder, subject to compliance with the instructions delivered pursuant to Section 8(b), the Fundamental Change Redemption Price for such Holder’s shares of Series A Preferred Stock by wire transfer of immediately available funds or book-entry records or certificates for Qualifying Stock or some combination thereof, as applicable.

(d)With respect to any share of Series A Preferred Stock to be redeemed by the Corporation pursuant to Section 8(a) and which has been redeemed in accordance with the provisions of this Section 8, or for which the Corporation (or its successor), has irrevocably deposited an amount of cash or Qualifying Stock or some combination thereof equal to the Fundamental Change Redemption Price in respect of such share of Series A Preferred Stock with the Transfer Agent, exchange agent for such transaction or other qualified fiduciary, (i) such share of Series A Preferred Stock shall no longer be deemed outstanding and (ii) all rights with respect to such share of Series A Preferred Stock shall cease and terminate other than the rights of the Holder thereof to receive the Fundamental Change Redemption Price.

(e)Notwithstanding anything to the contrary contained in this Section 8, in the event of a Fundamental Change, the Corporation shall only pay the Fundamental Change Redemption Price in cash required pursuant to this Section 8 to the extent such payment can be made out of Legally Available Funds and after paying in full in cash all obligations of the Corporation and its Subsidiaries under any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money (including the termination of all commitments to lend, to the extent required by such credit agreement, indenture or similar agreement), which requires prior payment of the obligations thereunder (and termination of commitments thereunder, if applicable) as a condition to the payment of such Fundamental Change Redemption Price in cash.

Section 9Optional Conversion. Subject to satisfaction of the conversion procedures set forth in Section 10 and applicable law (including stock exchange rules), each Holder shall have the option (including after a Corporation Redemption Notice has been given pursuant to Section 6(b), but prior to the date of actual redemption), to convert each share of such Holder’s Series A Preferred Stock at any time (but in no event less than one share of the Series A Preferred Stock) into (i) the number of shares of Common Stock equal to the quotient of (A) the Liquidation Preference with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date.

Section 10Manner of Conversion.

(a)In order to convert a share of Series A Preferred Stock pursuant to Section 9, the Holder of such share to be converted shall surrender to the Corporation the certificate, if any, representing such share, duly endorsed or assigned to the Corporation or in blank (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by written notice to the Corporation in substantially the form attached hereto as Exhibit A that the Holder thereof elects to convert such Series A Preferred Stock.

(b)Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Stock are registered, each share of Series A Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or such Holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(c)As promptly as practicable after the surrender of certificates of Series A Preferred Stock in accordance with Section 10(a), the Corporation shall issue and shall deliver at such office to such Holder, or on such Holder’s written order, a certificate or certificates or book-entry records for the number of full shares of Common Stock issuable upon the conversion of such Series A Preferred Stock in accordance with the provisions of Section 9, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 10(e).

(d)Each conversion pursuant to Section 9 shall be deemed to have been effected immediately prior to the close of business on the date on which certificates for the Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) have been surrendered and such notice received by the Corporation in the manner required hereby (the “Conversion Date”). The person or persons in whose name or names any certificate or certificates or book-entry record for shares of Common Stock shall be issuable upon any such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at the time on the date such conversion is deemed to have been effected and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such conversion shall be deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such conversion would have been effective if the stock transfer books of the Corporation had not been closed.

(e)No fractional shares of Common Stock shall be issued to Holders as a result of any conversion of shares of Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Series A Preferred Stock, the Corporation shall pay to the Holder of such share an amount in cash equal to the trailing five (5) day average closing price of a share of Common Stock on the NASDAQ, measured as of the date immediately preceding the Conversion Date. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Stock so surrendered.

(f)In the event that a conversion is effected with respect to shares of Series A Preferred Stock representing less than all the shares of the Series A Preferred Stock held by a Holder, upon such conversion the Corporation shall execute and deliver to the Holder thereof, at the expense of the Corporation, a certificate or book-entry position evidencing the shares of Series A Preferred Stock as to which conversion was not effected.

(g)Shares of Series A Preferred Stock that a Holder elects to convert pursuant to Section 9 shall cease to be outstanding on the Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock.

(h)For the avoidance of doubt, the shares of Common Stock resulting from the conversion of the Series A Preferred Stock shall be entitled to receive any dividends declared on the Common Stock prior to the Conversion Date but not paid to holders of Common Stock as of such Conversion Date.

Section 11Reservation of Common Stock.

(a)The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock, and free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series A Preferred Stock. For purposes of this Section 11(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder. Notwithstanding the foregoing, the

Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock).

(b)All Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders, including pursuant to contractual arrangements entered into by the Holder thereof).

(c)Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation and the applicable Holder converting its Series A Preferred Stock shall use their reasonable best efforts and reasonably cooperate with one another to comply with all laws and regulations thereunder requiring the approval of such delivery by any Regulatory Entities.

(d)The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ or any other securities exchange or quotation system, the Corporation will, if permitted by the rules of such exchange or quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or quotation system, all the Common Stock then issuable upon conversion of the Series A Preferred Stock.

Section 12Anti-Dilution Adjustments to the Conversion Price.

(a) Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Corporation shall not make any adjustment to the Conversion Price if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 12(a), without having to convert their Series A Preferred Stock.

(i)Common Stock Dividend, Distribution or Combination. The issuance of Common Stock as a dividend or distribution to the holders of Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 * (OS0 / OS1)

where:

CP0 = the Conversion Price in effect immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification;

CP1 = the new Conversion Price in effect immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.

Any adjustment made pursuant to this Section 12(a)(i) shall be effective immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board of Directors announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Price that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

(ii)Tender or Exchange Offer. The Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer by the Corporation or a Subsidiary of the Corporation for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, through an “accelerated share repurchase” on customary terms or in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including the Trading Day next succeeding the expiration date of such tender offer or exchange offer in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 * [(MP0 x OS0) / [FMV + (MP0 * OS1)]]

where:

CP0 = the Conversion Price in effect immediately prior to the close of business on the expiration date of such tender offer or exchange offer;

CP1 = the new Conversion Price in effect immediately after the close of business on the expiration date of such tender offer or exchange offer;

FMV = the Fair Market Value, on the expiration date of such tender offer or exchange offer, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the expiration date of such tender offer or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase;

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase; and

MP0 = the VWAP per share of Common Stock for the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the expiration date of such tender offer or exchange offer.

Such adjustment shall become effective immediately after the close of business on the expiration date of such tender offer or exchange offer. If an adjustment to the Conversion Price is required under this Section 12(a)(ii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 12(a)(ii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 12(a)(ii).

In the event that the Corporation or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iii)Issuance of Common Stock Below Applicable Price. If the Corporation issues shares of Common Stock following the Initial Issue Date for a gross price that is less than the Applicable Price other than in a Permitted Issuance, the Conversion Price will be adjusted based on the following formula:

CP1 = CP0 * (A + B) / (A + C)

where:

CP0 = the Conversion Price in effect immediately prior to the close of business on the date of such issuance;

CP1 = the new Conversion Price in effect immediately after the close of business on the date of such issuance;

A = the number of shares of Common Stock outstanding immediately prior to such issuance or sale of shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such issuance or upon conversion or exchange of convertible securities (including the Series A Preferred Stock) outstanding immediately prior to such issue);

B = the number of shares of Common Stock that would have been issued if such issuance of shares of Common Stock had been issued at a gross price per share equal to Applicable Price, provided that for an issuance that would otherwise be a Permitted Issuance under clause (i) of the definition thereof but for the discount to market value being in excess of the Permitted Discount, quantity B shall be equal to the number of shares of Common Stock that would have been issued if such issuance of shares of Common Stock had been issued at a gross price per share equal to the Applicable Price less the Permitted Discount for such issuance and the amount of such issuance (based on gross proceeds) shall be counted towards the cap on issuances under clause (i) of the definition of Permitted Issuance; and

C = the number of shares of Common Stock issued in such transaction.

(iv)The Corporation shall not adjust the Conversion Price:

(A)as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans;

(B)upon the issuance of shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;

(C)upon the issuance of any shares of Common Stock or options or rights to purchase such shares or other form of equity-based or equity-related awards (including restricted stock units) to employees (or prospective employees who have accepted an offer of employment), directors or consultants, pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(D)upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series A Preferred Stock;

(E)for a change in par value of the Common Stock;

(F)for stock repurchases that are not tender offers referred to in Section 12(a)(ii), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board of Directors;

(G)for any cash dividends paid on the Common Stock; or

(H)for any other issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities, except as otherwise provided in Section 12(a)(i), Section 12(a)(ii), or Section 12(a)(iii).

(I) No adjustment to the Conversion Price will be required, unless such adjustment would require an increase or decrease of at least $0.01 of the Conversion Price; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment.

(b)Whenever the Conversion Price is to be adjusted, the Corporation shall:

(i)compute such adjusted Conversion Price;

(ii)within ten (10) Business Days after the Conversion Price is to be adjusted, provide or cause to be provided a written notice to the Holders of the occurrence of such event; and

(iii)within ten (10) Business Days after the Conversion Price is to be adjusted, provide or cause to be provided to the Holders, a statement setting forth in reasonable detail the method by which the adjustments to the Conversion Price were determined and setting forth such adjusted Conversion Price.

(c)After an adjustment to the Conversion Price under this Section 12, any subsequent event requiring an adjustment under this Section 12 shall cause an adjustment to each such Conversion Price as so adjusted.

(d)For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 12 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

Section 13Recapitalizations, Reclassifications and Changes of Common Stock.

In the event of:

(i)any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(ii)any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(iii)any reclassification of Common Stock into another class of Common Stock or any other securities; or

(iv)any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such Holder would have been entitled to receive if such Holder had converted its Series A Preferred Stock into Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one share of Common Stock is entitled to receive).

If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Series A Preferred Stock shall be convertible shall be deemed to be:

(i)the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; and

(ii)if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of the Common Stock.

The Corporation shall notify Holders of the weighted average referred to in clause (i) in the preceding sentence as soon as practicable after such determination is made.

The number of Units of Exchange Property the Corporation shall deliver for each share of Series A Preferred Stock converted following the effective date of such Reorganization Event shall be determined as if references in Section 9 and Section 10 to shares of Common Stock were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a Record Date that is prior to the date such shares of Series A Preferred stock are actually converted).

The above provisions of this Section 13 shall similarly apply to successive Reorganization Events, and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor thereto) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.

Notwithstanding anything to the contrary, in the case that a Reorganization Event also constitutes a Fundamental Change, to the extent of any conflict between the terms of Section 7(b)(iv) or Section 8 and this Section 13, the provisions of Section 7(b)(iv) or Section 8, as applicable, shall prevail.

Section 14Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes.

Section 15Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Exhibit, in the Charter or the By-Laws and by applicable law.

Section 16No Preemptive Rights. Except as provided in the Investor Rights Agreement, the Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 17Information Rights. If at any time the Corporation is not required to file reports with the United States Securities and Exchange Commission (“SEC”), if any Series A Preferred Stock is then outstanding, the Corporation shall provide the Holders of at least five percent (5%) of the Series A Preferred Stock issued on the Initial Issue Date with reports containing financial information substantially similar to the financial information that would have been contained in the reports the Corporation would have been required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto, in each case at such times as such reports or other information would be required to be filed thereunder, provided that such financial information shall be deemed delivered to such Holders if the Corporation voluntary files such financial information with the SEC within such time frame.

Section 18Term. Except as expressly provided in this Exhibit, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

Section 19Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 20Transfer Agent. The duly appointed Transfer Agent, conversion agent, registrar and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, appoint any other Person to serve as Transfer Agent, conversion agent, registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace Computershare Trust Company, N.A. or such other Person at any time. Upon any such appointment or removal, the Corporation shall send notice thereof to the Holders.

Section 21Replacement Certificates; Certificate Following Conversion. The shares of Series A Preferred Stock shall initially be uncertificated, provided that the Board of Directors may provide that such shares may be subsequently certificated, with any such certificates to comply with the applicable requirements of the Delaware General Corporation Law, the Charter and By-Laws. If physical certificates evidencing the Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation. If physical certificates representing the Series A Preferred Stock are issued, the Corporation shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Corporation shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described above, shall deliver certificates or book-entry records, as applicable, representing the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.

Section 22Transfer and Similar Taxes. The Corporation shall pay any and all share transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Series A Preferred Stock or Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Series A Preferred Stock, Common Stock or other securities in a name other than that in which the Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 23Tax Treatment. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, or due to a change in applicable law, the Series A Preferred Stock shall be treated as stock that is not “preferred stock” for purposes of Section 305 of the Code.

Section 24Waiver. Notwithstanding any provision in the Charter or this Exhibit to the contrary, any right of the Holders of Series A Preferred Stock granted thereunder or hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A

Preferred Stock then outstanding; provided that for the avoidance of doubt, such waiver will not apply to any rights under the Investor Rights Agreement or any other agreement between any Holder and the Company or any other person.

Section 25Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 26Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter, the Investor Rights Agreement, the Registration Rights Agreement or as provided by applicable law.

Section 27Conflict. To the extent the terms provided in this Exhibit conflict with the terms contained in the Charter, it is intended that the terms provided in this Exhibit shall prevail.

Exhibit A

FORM OF NOTICE OF CONVERSION

(To be Executed by the Holder

in Order to Convert Series A Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) Series A Convertible Preferred Stock (the “Series A Preferred Stock”), of Westrock Coffee Company (hereinafter called the “Corporation”) into common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) according to the conditions of certificate of incorporation of the Corporation (the “Charter”), as of the date written below.

If the Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Series A Preferred Stock Certificate (or evidence of loss, theft or destruction thereof), if any, is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Charter.

Date of Conversion:
Applicable Conversion Price:
Shares of Series A Preferred Stock to be Converted:
Shares of Common Stock to be Issued:
Signature:
Name:
Address:*
Fax No.:

*	Address where the Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series A Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent.

The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name in which your shares of Series A Convertible Preferred Stock are registered.)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)